Free Writing Prospectus to Preliminary Terms No. 10,214

Registration Statement Nos. 333-250103; 333-250103-01

Dated September 11, 2023; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPUMP40 Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40)
Leverage factor:	At least 150%
Buffer amount:	30% of principal (70% maximum loss)[1]
Pricing date:	September 26, 2023
Valuation date:	September 26, 2028
Maturity date:	September 29, 2028
CUSIP:	61775H3B1
Preliminary Terms	https://www.sec.gov/Archives/edgar/data/895421/000183988223023781/ms10214_fwp-12763.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity[1]
Change in Underlying Index	Return on Buffered PLUS
+50.00%	75.00%*
+40.00%	60.00%*
+30.00%	45.00%*
+20.00%	30.00%*
+10.00%	15.00%*
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-31.00%	-1.00%
-40.00%	-10.00%
-50.00%	-20.00%
-60.00%	-30.00%
-80.00%	-50.00%
-100.00%	-70.00%
*Assumes a leverage factor of 150%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered PLUS

●Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 30% of your principal.

●The market price of the Buffered PLUS will be influenced by many unpredictable factors.

●The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the Buffered PLUS is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the Buffered PLUS is $898.68 per Buffered PLUS, or within $48.68 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

●The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Underlying Index

●No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

●The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates.

●The underlying index is subject to risks associated with the use of significant leverage.

●The underlying index may be not be fully invested.

●The underlying index was established on March 14, 2022 and therefore has very limited operating history.

●As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●The E-mini® Russell 2000® futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered PLUS – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.